                                                                 EXHIBIT 11.1

                           Statement Re: Computation
                              of Per Share Earnings



                                     Year ended                Nine months ended
Pro Forma                          August 2, 1996                 May 2, 1997
---------                          ---------------             -----------------

Shares outstanding                    1,490,826                  1,498,056
Shares issued upon the
  consummation of the
  offering                            4,924,116                  4,924,116
Net effect of stock options
  based on the treasury stock
  method                                 29,240                     28,259
                                    -------------               --------------

Total                                 6,444,182                  6,450,431
                                    -------------               --------------

Continuing Operations
---------------------
Pro forma net income from
  continuing operations             $     2,887                 $    4,012
                                    -------------               --------------

Per share amount                    $       .45                        .62
                                    -------------               --------------



Discontinued Operations
-----------------------
Pro forma loss from
 discontinued operations            $    (4,962)                 $  (9,211)
                                    -------------               -------------
Per share amount                    $      (.19)                 $   (1.43)
                                    -------------               -------------
